Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2023 First Quarter Results

Results On Track to Achieve Full-Year Adjusted EPS Guidance; Company Raises Sales Guidance

First quarter financial highlights

•

First quarter loss per share* was $4.31 compared to earnings per share (EPS*) of $4.13 in the year-ago quarter reflecting a $6.5 billion pre-tax charge recognized in connection with the previously announced opioid litigation settlement frameworks and certain other opioid-related matters

•	Adjusted EPS decreased 30.8 percent to $1.16, down 29.9 percent on a constant currency basis against strong growth of 53.1 percent in the year-ago quarter reflecting higher COVID-19 vaccine volumes
•

First quarter sales decreased 1.5 percent year-over-year, to $33.4 billion, up 1.1 percent on a constant currency basis; excluding the negative impact from AllianceRx Walgreens of 485 basis points and the positive contributions from U.S. Healthcare M&A of 280 basis points, sales growth was 3.2 percent on a constant currency basis

•	Invested $3.5 billion in debt and equity to support VillageMD’s acquisition of Summit Health, which closed January 3, 2023, accelerating U.S. Healthcare segment sales and path to profitability
•	Sold 19.2 million shares of AmerisourceBergen common stock in November and December, with after-tax cash proceeds of $3 billion

Fiscal 2023 outlook and long-term growth outlook1

•	Maintaining full-year adjusted EPS guidance of $4.45 to $4.65 as strong core business growth is more than offset by lapping fiscal year 2022 COVID-19 execution, and currency headwinds
•	Raising full-year sales guidance to $133.5 billion to $137.5 billion reflecting Summit Health acquisition, refreshed currency rates, and first quarter sales ahead of expectations
•

U.S. Healthcare targets raised with Summit Health announcement on November 7, 2022, including fiscal year 2025 sales goal to $14.5 billion to $16.0 billion, up from $11.0 billion to $12.0 billion previously, and positive adjusted EBITDA expected for the segment by the end of fiscal year 2023

•	Increased clarity into the Company’s long-term growth algorithm, building to low-teens adjusted EPS growth in fiscal year 2025 and beyond

DEERFIELD, Ill. — January 5, 2023 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2023, which ended November 30, 2022.

Chief Executive Officer Rosalind Brewer said:

“WBA delivered a solid start to the fiscal year, as we continue to accelerate our transformation to a consumer-centric healthcare company. We’re making significant progress in driving our U.S. Healthcare segment to scale and profit, including the recent VillageMD acquisition of Summit Health. Our core retail pharmacy businesses in both the United States and United Kingdom remain resilient in challenging operating environments. Execution across segments reinforces our confidence in achieving full-year guidance, and our strategic actions are creating long-term shareholder value.”

[1]

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

Overview of First Quarter Results

WBA first quarter sales decreased 1.5 percent from the year-ago quarter to $33.4 billion, an increase of 1.1 percent on a constant currency basis. Excluding the negative impact from AllianceRx Walgreens of 485 basis points and the positive contributions from U.S. Healthcare M&A of 280 basis points, sales growth was 3.2 percent on a constant currency basis.

Operating loss was $6.2 billion in the first quarter compared to operating income of $1.3 billion in the year-ago quarter. Operating loss in the quarter reflects a $6.5 billion pre-tax charge for opioid-related claims and litigation. Adjusted operating income was $1.0 billion, a decrease of 42.2 percent on a constant currency basis, reflecting lower volumes of COVID-19 vaccinations and testing compared to the peak prior year period, planned payroll and IT investments in U.S. Retail Pharmacy and growth investments in U.S. Healthcare. This was partly offset by improved retail contributions in the U.S. and International.

Net loss in the first quarter was $3.7 billion compared to net income of $3.6 billion in the year-ago quarter. This decrease is driven by a $5.2 billion after-tax charge for opioid-related claims and litigation offset by a $0.9 billion after-tax gain from the partial sale of the Company’s equity method investment in AmerisourceBergen during the first quarter; and lapping $2.5 billion after-tax gain on the Company’s investments in VillageMD and Shields Health Solutions in the year-ago quarter. Adjusted net earnings was $1.0 billion, down 30.2 percent on a constant currency basis, primarily driven by lower adjusted operating income partly offset by the favorable impact of a lower tax rate compared with the year-ago quarter primarily due to the release of valuation allowance related to capital loss carryforwards.

Loss per share in the first quarter was $4.31, compared to earnings per share of $4.13 in the year-ago quarter. Adjusted earnings per share decreased 30.8 percent to $1.16, reflecting a decrease of 29.9 percent on a constant currency basis.

Net cash provided by operating activities was $493 million in the first quarter. Operating cash flow was negatively impacted by increased inventory build for the U.S. and UK holiday season. Free cash flow was negative $117 million, a $762 million decrease compared with the year-ago quarter primarily driven by lower earnings versus the prior year quarter, phasing of working capital, and increased capital expenditures in growth initiatives, including the VillageMD footprint expansion, the rollout of micro-fulfillment centers, and digital transformation initiatives.

Business Highlights

WBA continues to achieve strong results across its business and strategic priorities, including:

Transform and align the core

•	Continuing to play a leading role in COVID-19 vaccinations and testing, administering 8.4 million vaccinations in the quarter
•	U.S. retail comparable sales growth of 1.4 percent, or 2.1 percent excluding tobacco, on top of strong prior year performance of 10.6 percent, or 11.7 percent excluding tobacco
•	Expanded U.S. retail margins while managing supply chain costs, maintaining price positioning vs. competitors, and stabilizing shrink levels
•	U.S. pharmacy comparable script volume growth of 2.1 percent excluding immunizations
•	Operating nine automated micro-fulfillment centers at quarter-end, supporting ~3,000 stores
•	Investing in labor to return impacted stores to normal operating hours
•	Boots UK retail comparable sales growth of 8.7 percent on top of robust prior year growth of 16.3 percent

Build our next growth engine with consumer-centric healthcare solutions

•	Invested $3.5 billion to support VillageMD’s acquisition of Summit Health, a leading independent provider of primary, specialty, and urgent care
•	Closed full acquisition of Shields on December 28, 2022
•	Full acquisition of CareCentrix expected to close in the third quarter of fiscal 2023
•	Achieved calendar year 2022 target for co-located VillageMD clinics of 200, as part of 393 total clinics now open
•	Exceeded calendar year 2022 target for Walgreens Health Corners: 112 vs. goal of 100

Focus the portfolio; optimize capital allocation

•	Sold 19.2 million shares of AmerisourceBergen common stock in November and December, with total after-tax cash proceeds of $3 billion
•	Sold stake of Guangzhou Pharmaceuticals in December for approximately $150 million

Build a high-performance culture and a winning team

•	Strong U.S. Healthcare leadership team in place, including President and Chief Growth Officer
•	Appointed Bryan Hanson to the Board of Directors, bolstering leadership experience in healthcare and technology
•	Eliminated all task-based metrics for retail pharmacy staff, further enabling pharmacists to practice at the top of their license while creating a differentiated work environment

Business Segments

U.S. Retail Pharmacy:

The U.S. Retail Pharmacy segment had first quarter sales of $27.2 billion, a decrease of 3.0 percent from the year-ago quarter. Comparable sales increased 3.8 percent from the year-ago quarter while lapping strong comparable sales of 7.9 percent in the year-ago quarter. The year-ago quarter included a significant contribution from COVID-19 vaccinations.

Pharmacy sales decreased 4.2 percent compared to the year-ago quarter, negatively impacted by a 7.8 percentage point headwind from AllianceRx Walgreens. Comparable pharmacy sales increased 4.8 percent in the quarter compared to the year-ago quarter, benefiting from higher branded drug inflation. Comparable prescriptions filled in the first quarter were flat to the year-ago quarter, while comparable prescriptions excluding immunizations increased 2.1 percent compared with the year-ago quarter, a sequential improvement of 220 basis points compared to the prior quarter. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents, decreased 0.7 percent to 311.6 million.

Retail sales increased 0.8 percent and comparable retail sales increased 1.4 percent in the first quarter compared with the year-ago quarter. Excluding tobacco, comparable retail sales increased 2.1 percent, aided by strong cough, cold, flu sales representing a tailwind of 220 bps, partly offset by lower sales of OTC test kits representing a headwind of 170 basis points. Beauty and personal care categories both grew, benefiting from owned brand offerings and improved inventory availability.

Gross profit decreased 7.3 percent compared with the year-ago quarter. Adjusted gross profit decreased 7.2 percent. Gross profit and adjusted gross profit were driven by lower contributions from COVID-19 vaccinations and testing and reimbursement net of procurement savings, partially offset by higher retail gross profit from higher sales and gross margin expansion.

Selling, general and administrative expenses (SG&A) increased 129.8 percent from $5.1 billion in the year-ago quarter to $11.7 billion. SG&A in the quarter reflects a $6.5 billion pre-tax charge for opioid-related claims and litigation. Adjusted SG&A increased 2.5 percent to $4.9 billion, driven by $100 million of increased labor investments, and incremental IT and digital investments, partly offset by cost savings from the Transformational Cost Management Program.

Operating loss in the first quarter was $5.8 billion compared to operating income of $1.4 billion from the year-ago quarter, reflecting the $6.5 billion charge for opioid-related claims and litigation. Adjusted operating income decreased 34.6 percent to $1.1 billion from the year-ago quarter, reflecting lower COVID-19 vaccination volumes, continued reimbursement pressure, and planned labor investments, partly offset by improved higher retail gross profit from higher sales and gross margin expansion.

International:

The International segment had first quarter sales of $5.2 billion, a decrease of 10.8 percent from the year-ago quarter, held back by an adverse currency impact of 15.4 percent. Sales increased 4.6 percent on a constant currency basis, with Boots UK sales growing 4.3 percent, and the Company’s Germany wholesale business growing 4.2 percent.

Boots UK comparable pharmacy sales decreased 0.9 percent compared with the year-ago quarter, due to lower demand for COVID-19 services compared to the year-ago quarter. Boots UK comparable retail sales increased 8.7 percent compared to the year-ago quarter, growing market share for the 7th consecutive quarter. Footfall improved by around 8 percent, compared to the year-ago quarter. Boots.com continued to perform well, accounting for 18 percent of retail sales in the quarter compared to 9 percent pre-pandemic. In November, Boots.com percent of sales reached almost 23 percent, including the biggest ever single day of digital sales for the business, on Black Friday.

Gross profit decreased 13.0 percent compared with the year-ago quarter, including an adverse currency impact of 15.1 percent. Gross profit increased 2.1 percent on a constant currency basis, reflecting higher UK retail sales growth, and strong execution in our Germany wholesale business, partially offset by lower demand for COVID-19 related services in the UK and the adverse gross margin impact of National Health Service pharmacy funding.

SG&A in the quarter decreased 18.2 percent from the year-ago quarter to $944 million, reflecting a favorable currency impact of 14.9 percent, lower acquisition-related costs, and lower costs related to the Transformational Cost Management Program compared to the year-ago quarter. Adjusted SG&A increased 5.6 percent on a constant currency basis, reflecting increased in-store and marketing activities, higher inflation, and the expiration of temporary COVID-19 related rental reductions received in the year-ago quarter.

Operating income increased 96.5 percent from the year-ago quarter to $106 million, reflecting lower acquisition related costs and restructuring activity, partially offset by an adverse currency impact of 18.8 percent. Adjusted operating income decreased 28.9 percent to $116 million, a decrease of 20.3 percent on a constant currency basis compared with the year-ago quarter, as strong growth in UK retail and Germany was more than offset by lower demand for COVID-19 related services in the UK, the adverse gross margin impact of NHS pharmacy funding, and the expiration of COVID-19 rental reductions received in the year-ago quarter.

U.S. Healthcare:

The U.S. Healthcare segment had first quarter sales of $989 million, an increase of $938 million compared to the prior year period. On a pro forma basis, this segment’s businesses grew sales at a combined rate of 38.4 percent in the quarter. VillageMD grew 48.7 percent, reflecting existing clinic growth and clinic footprint expansion. Shields grew 44.1 percent, driven by recent contract wins, further expansion of existing partnerships, and strong executional focus. CareCentrix grew 22.3 percent as a result of additional service offerings with existing partners.

Gross profit was $17 million and adjusted gross profit was $43 million. Shields and CareCentrix gross profit was more than offset by the VillageMD expansion. VillageMD added 119 clinics compared to the year-ago quarter for a total of 375 total clinics open.

First quarter SG&A was $454 million, and adjusted SG&A was $195 million. Adjusted SG&A increased $162 million compared to the prior year quarter, due to the year-over-year impact of acquisitions and higher investments in the organic business.

Operating loss was $436 million. Adjusted operating loss was $152 million, which excludes certain costs related to stock compensation expense and amortization of acquired intangible assets. Adjusted EBITDA was negative $124 million, reflecting a full quarter of VillageMD results compared to six days of results in the year-ago quarter and growth in organic business investments, partly offset by positive contributions from Shields and CareCentrix.

Conference Call

WBA will hold a conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, January 5, 2023. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

*All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure. The Company defines Adjusted EBITDA as segment operating income/(loss) before depreciation, amortization, and stock-based compensation; in addition to these items, the Company excludes certain other non-GAAP adjustments, when they occur, as further defined.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2023 guidance, our long-term growth algorithm, outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of COVID-19, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Fraser Engerman	+1 414 308 8321

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2022	2021
Sales	$33,382	$33,901
Cost of sales	26,429	26,326

Gross profit	6,953	7,574
Selling, general and administrative expenses	13,158	6,391
Equity earnings in AmerisourceBergen	53	100

Operating (loss) income	(6,151)	1,283
Other income, net	992	2,617

(Loss) earnings before interest and income tax (benefit) provision	(5,159)	3,900
Interest expense, net	110	86

(Loss) earnings before income tax (benefit) provision	(5,270)	3,814
Income tax (benefit) provision	(1,447)	275
Post-tax earnings (loss) from other equity method investments	7	(7)

Net (loss) earnings	(3,816)	3,531
Net loss attributable to non-controlling interests	(94)	(48)

Net (loss) earnings attributable to Walgreens Boots Alliance, Inc.	$(3,721)	$3,580

Net (loss) earnings per common share:
Basic	$(4.31)	$4.13
Diluted	$(4.31)	$4.13
Weighted average common shares outstanding:
Basic	863.6	865.8
Diluted	863.6	867.6

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2022	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,349	$1,358
Marketable securities	1,883	1,114
Accounts receivable, net	4,853	5,017
Inventories	9,322	8,353
Other current assets	1,115	1,059

Total current assets	19,523	16,902
Non-current assets:
Property, plant and equipment, net	11,450	11,729
Operating lease right-of-use assets	21,240	21,259
Goodwill	22,582	22,280
Intangible assets, net	10,612	10,730
Equity method investments	4,426	5,495
Other non-current assets	3,042	1,730

Total non-current assets	73,352	73,222

Total assets	$92,875	$90,124

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$3,938	$1,059
Trade accounts payable	12,184	11,255
Operating lease obligations	2,271	2,286
Accrued expenses and other liabilities	9,534	7,899
Income taxes	109	84

Total current liabilities	28,036	22,583
Non-current liabilities:
Long-term debt	7,789	10,615
Operating lease obligations	21,514	21,517
Deferred income taxes	1,319	1,442
Accrued litigation obligations	6,427	551
Other non-current liabilities	3,052	3,009

Total non-current liabilities	40,101	37,134

Redeemable non-controlling interests	157	1,042
Total equity	24,582	29,366

Total liabilities, redeemable non-controlling interests and equity	$92,875	$90,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2022	2021
Cash flows from operating activities:
Net (loss) earnings	$(3,816)	$3,531
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	495	500
Deferred income taxes	(1,602)	164
Stock compensation expense	222	35
Earnings from equity method investments	(61)	(93)
Gain on previously held investment interests	—	(2,576)
Gain on sale of equity method investments	(969)	—
Other	(129)	95
Changes in operating assets and liabilities:
Accounts receivable, net	151	(127)
Inventories	(918)	(1,352)
Other current assets	(68)	(58)
Trade accounts payable	867	1,335
Accrued expenses and other liabilities	(269)	(399)
Income taxes	153	79
Accrued litigation obligations	6,494	—
Other non-current assets and liabilities	(58)	(36)

Net cash provided by operating activities	493	1,099
Cash flows from investing activities:
Additions to property, plant and equipment	(610)	(454)
Proceeds from sale-leaseback transactions	409	202
Proceeds from sale of other assets	2,068	—
Business, investment and asset acquisitions, net of cash acquired	(80)	(1,800)
Other	70	95

Net cash provided by (used for) investing activities	1,858	(1,958)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	22	937
Proceeds from debt	17	7,940
Payments of debt	(11)	(4,444)
Stock purchases	(150)	(154)
Proceeds related to employee stock plans, net	6	19
Cash dividends paid	(415)	(413)
Other	(69)	(7)

Net cash (used for) provided by financing activities	(599)	3,877
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	4	(20)
Changes in cash, cash equivalents, marketable securities and restricted cash:
Net increase in cash, cash equivalents, marketable securities and restricted cash	1,756	2,998
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	2,558	1,270

Cash, cash equivalents, marketable securities and restricted cash at end of period	$4,314	$4,268

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the Company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions, comparable 30-day equivalent prescriptions, number of payor/ provider partnerships, number of locations of Walgreens Health Corners, number of VillageMD co-located clinics and number of total VillageMD clinics, at period end, to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

With respect to the total number of VillageMD clinics, clinics are defined as the primary care locations where the Company or the Company’s affiliates lease or license space and the providers are employed by either the Company or one of the Company’s affiliates. These clinics are primarily branded as Village Medical where the Company employs the providers but, in some instances, may operate under their own brands.

NET (LOSS) EARNINGS AND DILUTED NET (LOSS) EARNINGS PER SHARE

	(in millions)
	Three months ended November 30,
	2022	2021
Net (loss) earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(3,721)	$3,580

Adjustments to operating (loss) income:
Certain legal and regulatory accruals and settlements [1]	6,554	—
Transformational cost management [2]	138	203
Acquisition-related amortization [3]	330	165
Acquisition-related costs [4]	39	71
Adjustments to equity earnings in AmerisourceBergen [5]	86	43
LIFO provision [6]	18	14
Total adjustments to operating (loss) income	7,166	495

Adjustments to other income, net:
Net investment hedging loss [7]	—	1
Gain on previously held investments [8]	—	(2,576)
Gain on sale of equity method investments [9]	(969)	—
Total adjustments to other income, net	(969)	(2,574)

Adjustments to income tax (benefit) provision:
Equity method non-cash tax [10]	8	18
Tax impact of adjustments [10]	(1,438)	(26)
Total adjustments to income tax (benefit) provision	(1,430)	(8)

Adjustments to post-tax earnings (loss) from other equity method investments:
Adjustments to earnings (loss) in other equity method investments [11]	8	15
Total adjustments to post-tax earnings (loss) from other equity method investments	8	15

Adjustments to net loss attributable to non-controlling interests:
Transformational cost management [2]	—	(1)
Acquisition-related amortization [3]	(37)	(32)
Acquisition-related costs [4]	(14)	(17)
Total adjustments to net loss attributable to non-controlling interests	(51)	(50)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,004	$1,455

Diluted net (loss) earnings per common share (GAAP) [12]	$(4.31)	$4.13
Adjustments to operating (loss) income	8.29	0.57
Adjustments to other income, net	(1.12)	(2.97)
Adjustments to income tax (benefit) provision	(1.65)	(0.01)
Adjustments to post-tax earnings (loss) from other equity method investments [11]	0.01	0.02
Adjustments to net loss attributable to non-controlling interests	(0.06)	(0.06)

Adjusted diluted net earnings per common share (Non-GAAP measure) [13]	$1.16	$1.68

Weighted average common shares outstanding, diluted (in millions) [13]	864.3	867.6

[1]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses. During the three months ended November 30, 2022, the Company recorded a $6.5 billion charge related to the previously announced opioid litigation settlement frameworks and certain other opioid-related matters.

[2]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within Selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments exclude the expected profit margin component from cost of sales recorded under the business combination accounting principles. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[5]	Adjustments to equity earnings in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures.

[6]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[7]

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income, net. We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

[8]

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. During the three months ended November 30, 2021, the Company recorded such pre-tax gains of $2.2 billion and $402 million for VillageMD and Shields, respectively.

[9]

Includes significant gains on the sale of equity method investments. During the three months ended November 30, 2022, the Company recorded a gain of $969 million in Other income, net due to a partial sale of its equity method investment in AmerisourceBergen.

[10]

Adjustments to income tax (benefit) provision include adjustments to the GAAP basis tax (benefit) provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded within income tax (benefit) provision.

[11]

Adjustments to post tax earnings (loss) from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings (loss) from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[12]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted EPS for the three months ended November 30, 2022.

[13]

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three months ended November 30, 2022.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended November 30, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$27,204	$5,189	$989	$—	$33,382

Gross profit (GAAP)	$5,886	$1,050	$17	$—	$6,953

LIFO provision	18	—	—	—	18

Acquisition-related amortization	5	—	26	—	31

Adjusted gross profit (Non-GAAP measure)	$5,910	$1,050	$43	$—	$7,003

Selling, general and administrative expenses (GAAP)	$11,698	$944	$454	$63	$13,158

Acquisition-related costs	(1)	11	(47)	(3)	(39)

Certain legal and regulatory accruals and settlements	(6,554)	—	—	—	(6,554)

Transformational cost management	(127)	(7)	—	(4)	(138)

Acquisition-related amortization	(73)	(14)	(212)	—	(298)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,943	$933	$195	$56	$6,128

Operating (loss) income (GAAP)	$(5,758)	$106	$(436)	$(63)	$(6,151)

Adjustments to equity earnings in AmerisourceBergen	86	—	—	—	86

Acquisition-related amortization	78	14	238	—	330

Transformational cost management	127	7	—	4	138

LIFO provision	18	—	—	—	18

Certain legal and regulatory accruals and settlements	6,554	—	—	—	6,554

Acquisition-related costs	1	(11)	47	3	39

Adjusted operating income (loss) (Non-GAAP measure)	$1,105	$116	$(152)	$(56)	$1,014

Gross margin (GAAP)	21.6%	20.2%	1.7%		20.8%

Adjusted gross margin (Non-GAAP measure)	21.7%	20.2%	4.4%		21.0%

Selling, general and administrative expenses percent to sales (GAAP)	43.0%	18.2%	45.9%		39.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.2%	18.0%	19.7%		18.4%

Operating margin[2]	(21.4)%	2.0%	(44.1)%		(18.6)%

Adjusted operating margin (Non-GAAP measure)[2]	3.6%	2.2%	(15.3)%		2.6%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2022 includes AmerisourceBergen equity earnings for the period of July 1, 2022 through September 30, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Three months ended November 30, 2021
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,032	$5,818	$51	$—	$33,901
Gross profit (GAAP)	$6,347	$1,207	$20	$—	$7,574
LIFO provision	14	—	—	—	14
Acquisition-related amortization	7	—	—	—	7

Adjusted gross profit (Non-GAAP measure)	$6,368	$1,207	$20	$—	$7,595

Selling, general and administrative expenses (GAAP)	$5,091	$1,153	$65	$82	$6,391
Acquisition-related amortization	(133)	(17)	(8)	—	(158)
Transformational cost management	(141)	(54)	—	(9)	(203)
Acquisition-related costs	3	(39)	(24)	(11)	(71)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,821	$1,043	$33	$64	$5,961

Operating income (loss) (GAAP)	$1,356	$54	$(45)	$(82)	$1,283
Adjustments to equity earnings in AmerisourceBergen	43	—	—	—	43
Acquisition-related amortization	140	17	8	—	165
Transformational cost management	141	54	—	9	203
LIFO provision	14	—	—	—	14
Acquisition-related costs	(3)	39	24	11	71

Adjusted operating income (loss) (Non-GAAP measure)	$1,690	$164	$(13)	$(63)	$1,777

Gross margin (GAAP)	22.6%	20.7%	40.3%		22.3%
Adjusted gross margin (Non-GAAP measure)	22.7%	20.7%	40.3%		22.4%
Selling, general and administrative expenses percent to sales (GAAP)	18.2%	19.8%	128.9%		18.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	17.9%	65.5%		17.6%
Operating margin[2]	4.5%	0.9%	(88.6) %		3.5%
Adjusted operating margin (Non-GAAP measure)[2]	5.5%	2.8%	(25.2) %		4.8%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the three month period ended November 30, 2021 includes AmerisourceBergen equity earnings for the period of July 1, 2021 through September 30, 2021.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended November 30,
	2022	2021
Operating loss (GAAP) [1]	$(436)	$(45)
Acquisition-related amortization [2]	238	8
Acquisition-related costs [3]	47	24

Adjusted operating loss (Non-GAAP measure)	(152)	(13)
Depreciation expense	15	2
Stock-based compensation expense [4]	12	—

Adjusted EBITDA (Non-GAAP measure)	$(124)	$(10)

[1]

The Company reconciles Adjusted EBITDA for U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments exclude the expected profit margin component from cost of sales recorded under the business combination accounting principles. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[4]	Includes U.S. GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	(in millions)
	Three months ended November 30,
	2022	2021
Equity earnings in AmerisourceBergen (GAAP)	$53	$100
Acquisition-related intangibles amortization	39	35
Litigation and Opioid-related expenses	3	—
Acquisition integration and restructuring expenses	18	—
Employee severance, litigation, and other	—	13
Impairment of non-customer note receivable	—	4
Gain from antitrust litigation settlements	—	3
Impairment of assets	—	3
Tax reform	4	3
Goodwill impairment	—	2
Certain discrete tax expense	(2)	—
LIFO expense / (credit)	20	(1)
Non-controlling interest	—	(2)
Gain on remeasurement of equity investment	(1)	(18)
Turkey hyperinflation impact	5	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$139	$143

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended November 30, 2022			Three months ended November 30, 2021
	Loss before income tax benefit	Income tax benefit	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$(5,270)	$(1,447)	27.5%	$3,814	$275	7.2%
Impact of non-GAAP adjustments	6,197	1,273		(2,080)	4
Equity method non-cash tax	—	(8)		—	(18)
Adjusted tax rate true-up	—	165		—	22

Subtotal	$928	$(17)		$1,733	$284
Exclude adjusted equity earnings in AmerisourceBergen	(139)	—		(143)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$788	$(17)	(2.2)%	$1,591	$284	17.8%

FREE CASH FLOW

	(in millions)
	Three months ended November 30,
	2022	2021
Net cash provided by operating activities (GAAP)	$493	$1,099
Less: Additions to property, plant and equipment	(610)	(454)

Free cash flow (Non-GAAP measure) [1]	$(117)	$645

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

#    #    #    #    #